Exhibit 10.40

September 4, 2021

Michael Read

Re: Offer of Promotion (Executive Vice President, International)

Dear Mike:

On behalf of Church & Dwight Canada Corp. (the “Company”), I am pleased to offer you a promotion to the position of Executive Vice President, International, on the terms and conditions described below.

Please read and consider all of the following carefully because, once signed by you, this letter will form a new employment contract between you and the Company that will supersede and replace any previous employment contracts and promotion offers, including the one presented to you on July 30 and revised August 8, 2021.

If, however, there are any matters regarding your employment with the Company that you feel have been omitted from this new employment contract, please bring those to my attention and we can address them.

1.
Promotion Date: Effective October 1, 2021, you will be promoted to Executive Vice President, International (“Promotion Date”) and will report to Barry Bruno, Executive Vice President, International and SPD.
2.
Signing Bonus: Upon your acceptance of this offer, the Company will provide you with a signing bonus of $1,000 Canadian Dollars, less applicable withholdings and deductions (the “Signing Bonus”), which will be advanced to you as soon as is reasonably practicable after the Promotion Date.
3.
Salary: Effective the Promotion Date, your (gross) annualized base salary will be increased to $572,000 Canadian Dollars.
4.
Short-Term Incentive: Effective October 1, 2021, you will participate in the Church & Dwight Incentive Compensation Program with a target incentive of 50% (range of 0 to 100% of your base salary earned during a year.) Your 2021 award will be prorated with January 1 through September 30, 2021 at a target incentive of 40% based on Corporate 40% / International 20% / Canada 40% results and October 1 through December 31, 2021 at a target incentive of 50% based on 100% Corporate results. In 2022, your award will be based on 100% Corporate results.

5.
Long-Term Incentive: You will participate in the Company’s Long-Term Incentive Program. Long-Term Incentive awards are granted each year (generally in the second quarter and in the form of stock options) and you will receive an award comparable to those received by others at your level which is currently valued at approximately 93% of your base salary. As part of this offer, you will receive an award of Stock Options with a grant date fair value of $328,846 US Dollars on the Promotion Date. The Stock Option award will have a three-year cliff vesting.
6.
Stockholding Requirement: As an executive officer, you will be expected to meet the Company’s stockholding requirements of 2.5 times base salary in five (5) years from the Promotion Date. More information regarding this requirement is attached.
7.
Change in Control Agreement: You will be required to enter into a “Change in Control Agreement”, which will be provided to you separately, but which is intended to address your separation entitlements in the particular circumstances outlined in that agreement. For greater certainty, the termination provisions described below in Section 19 (“Termination (Without Cause)”) are intended to exclusively and exhaustively address the termination of your employment without cause outside of the particular circumstances addressed in the “Change in Control Agreement”. For even greater certainty, any reference to ‘termination without cause’ in this promotion offer is intended to fall outside the scope of the “Change in Control Agreement”.
8.
Group Benefits Plan: You will continue to be eligible to participate in the Company’s group benefits plan, as before the Promotion Date. Your participation will be subject to and in accordance with the terms and conditions of the Benefits Plan, as may be amended from time to time.

In the event that your employment is terminated without cause, the Company will continue your benefits coverage for any period mandated by the Employment Standards Act, 2000 (as amended), but not beyond that period.

9.
Pension: You will continue to be eligible to participate in the Company’s Employee Pension Plan, as before your Promotion Date. As you know, this Plan is a combination of a Deferred Profit Sharing Plan (DPSP), a Registered Retirement Savings Plan (RRSP), a Tax-Free Savings Account (TFSA) and a Non-Registered Savings Plan (NREG). You have the opportunity of making voluntary contributions to the RRSP, which will be matched 100% by the Company to the DPSP, up to a maximum of 3% of your base annual salary. The Company will also contribute a basic contribution of 2% of eligible earnings monthly, as well as an annual profit sharing contribution, when applicable.

However, in the event your employment is terminated without cause, your participation in the Company’s Employee Pension Plan and your eligibility to receive any Company contributions will cease immediately after the end of the applicable statutory notice period under the Employment Standards Act, 2000 (as amended). No other notice period, whether given by you as notice of resignation or given by the Company (or which a court or tribunal determines ought to have been given by the Company) as notice of termination, whether it is statutory or “common law” notice, shall operate to extend your eligibility to receive Company contributions.

10.
Executive Officer Fringe Benefits and Perquisites: Commencing on the Promotion Date and while you remain actively employed as an executive officer of the Company, you will enjoy the following benefits and perquisites:
(a)
participation in the Company’s Annual Executive Physical Program, at a medical facility approved by the Company but selected by you;
(b)
participation in the Financial Planning Program provided by the Company to other executive officers; and,
(c)
charitable contribution matching (up to $10,000 USD each calendar year).

None of these executive benefits and perquisites shall form any part of your severance entitlements, unless the Employment Standards Act, 2000 (as amended) mandates otherwise.

11.
Vacation: You will be entitled to 20 days of vacation time each calendar year, to be taken at times approved by the Company and in accordance with the Company’s vacation policy and practices.
12.
Personal and Sick Days: Each calendar year, you will be entitled to up to 4 paid sick days to cover your medical-related absences and 3 paid personal days to cover other types of absences. (Any such paid days off will count against any applicable unpaid statutory leaves of absence to which you would otherwise be entitled.) These personal and sick days are not to be used to supplement vacation time. Any unused paid sick days and personal days off may not be carried over into any subsequent calendar years. The Company reserves the right to insist upon timely and appropriate supporting documentation to confirm your eligibility for any paid sick days.
13.
Paid Holidays: Your entitlement to paid public holidays will be as per Company practice and as per the Employment Standards Act, 2000 (as amended).
14.
Duties: As an executive officer, you will occupy a position of trust and will owe fiduciary duties to the Company. You shall not, without the Company’s prior written consent, be employed, engaged, or connected, in any capacity, with the promotion, undertaking or carrying on of any business that is, or that may be, contrary in interest to or in competition with the Company. You shall not use any of the Company’s property, resources, or Business Tools except as is required in the performance of your employment duties.

You shall faithfully perform and carry out all the work, instructions, duties and responsibilities assigned to you from time to time. You shall also comply with all of the Company’s policies and procedures. You understand and agree that your actual duties and responsibilities, position, title and reporting relationship may be changed by the Company from time to time to meet its evolving business needs. Subject to the provisions in the “Change in Control Agreement” described above, you also understand and agree that if your overall annual compensation is not reduced, such change shall not constitute constructive dismissal.

15.
Ability to Travel: This promotion is conditional upon you being able to lawfully travel outside of Canada, particularly to the United States. Moreover, your ongoing employment shall remain conditional upon you being able to lawfully travel outside of Canada, failing which you agree that the Company may terminate your employment for cause.
16.
Confidential Information: Except as is required in the performance of your employment duties, you shall not at any time, during or after your employment, use or disclose any of the Company’s information that is of a secret, proprietary, confidential or generally undisclosed nature, which information relates to the Company’s, or any of the Company’s affiliates’, research and development, marketing plans and strategies, business opportunities, pricing, profits, personnel matters, and internal corporate policies and procedures (collectively the “Confidential Information”).

You acknowledge and agree that any unauthorized use or disclosure of any Confidential Information will justify your dismissal. You will be required to sign the enclosed “Confidentiality Agreement” to confirm your obligations in this respect.

17.
Intellectual Property: You agree that all inventions and other intellectual property, whether or not patented or patentable, trade secrets or works in which copyright may exist, including but not limited to inventions, designs, ideas, discoveries, works, creations, developments, programs, software, schematics, codes, drawings, sketches, specifications, compilations of information, analysis, experiments, studies, data, formulae, methods, processes, techniques, prototypes, products, samples, equipment, tools and machines, (collectively the “Intellectual Property”), that you develop or create while employed with the Company, or as a result of your employment with the Company, are the exclusive property of the Company and its successors and assigns. You agree to assist the Company, without charge, with any steps to apply for, record, register or enforce rights in such Intellectual Property while employed, and to do so after ceasing employment without payment other than expenses. You irrevocably waive in favour of the Company and its successors and assigns any “moral rights” including, without limitation, rights to control use or attribution by the Company of any work created by you in which copyright exists.

18.
Work Product: You agree that all documents, computer files, and data that you develop or create in the course of your employment with the Company, including but not limited to spreadsheets, reports, presentations and journals (collectively the “Work Product”), are the exclusive property of the Company, and you waive any rights that you might otherwise have in them.
19.
Termination (Without Cause): The Company may terminate your employment without just cause by providing you with twelve (12) months of pay in lieu of notice.

The pay in lieu of notice payable to you will be comprised of the following:

(i)
your regular base salary at the time you are notified of the termination of your employment without cause;
(ii)
your then target bonus entitlement (assuming 100% attainment) at the time you are notified of the termination of your employment without cause, which will be pro-rated over twelve (12) months. You shall not receive any other bonus payment in respect of the year in which you are notified that your employment is being terminated, or in respect of any subsequent years; and,
(iii)
any other payments mandated by applicable employment standards legislation.

These monies will be referred to collectively as the “Separation Payment”.

The Separation Payment will be paid to you as a lump sum on the Company’s first regular pay date after you execute and return the Full and Final Release that the Company will provide to you.

The Separation Payment will be deemed to be inclusive of and to fully satisfy any amounts to which you could be entitled by reason of the ending of your employment, including pursuant to any incentive plans, your employment contract, the “common law”, the Employment Standards Act, 2000, or otherwise.

The Company will continue your car allowance payments, pension plan participation and benefits coverages for any statutory notice period mandated by applicable employment standards legislation, but not beyond such period.

With respect to any grants of equity under the Company’s Long-Term Incentive Plan (“LTIP”), and despite anything in the LTIP (as amended) or any related equity grant agreements you have executed or will execute that could suggest anything to the contrary, the vesting of any of your equity grants pursuant to the LTIP will cease at the conclusion of the statutory notice period to which you are entitled under applicable employment standards legislation. For greater certainty, no other notice period, including any “common law” notice period, shall operate to extend the vesting of any of your equity incentives. Any of your equity incentives that remain unvested after the conclusion of your statutory notice period will be forfeited without compensation. Moreover, you agree that you will not have any claims for “common law” wrongful/constructive dismissal damages in relation to any equity incentives that might have been granted to you, or in relation to any forfeited equity incentives that might have vested, during any “common law” reasonable notice period to which you might otherwise claim to be entitled or to which a court/tribunal rules you were entitled.

The payment of that part of the Separation Payment that exceeds your statutory entitlements will be conditional upon your execution of a Full and Final Release in a form satisfactory to the Company acting reasonably. For greater certainty, you will not be required to execute a Full and Final Release in order to receive any of your statutory entitlements, which will be paid to you no later than on the Company’s next regular pay date after your last active day of employment.

Any part of the Separation Payment that is paid to you over and above your entitlement to statutory termination pay shall be deemed to be inclusive of statutory vacation pay.

It is the Company’s intention to comply fully with applicable employment standards legislation (as amended from time to time). Accordingly, in the event that any of the provisions in this employment contract could provide you with less than you are entitled to receive pursuant to applicable employment standards legislation upon the termination of your employment, then the Company shall provide you with whatever is necessary to ensure compliance with the minimum standards mandated by such employment standards legislation, but no more. For greater certainty, if there are any obligations that are required under the applicable employment standards legislation that require payments or benefits not described in this section or in this employment contract, then the Company will comply with those obligations.

20.
Resignation: You may end your employment by giving the Company at least eight (8) weeks of written notice of resignation, which, subject to any statutory requirements to the contrary, the Company may waive in whole or in part, in which case your regular base salary will be continued for up to sixteen (16) weeks after the Company waived such notice, but all of your other forms of compensation and benefits will cease on the day that the Company waived such notice.
21.
Resignation from Offices, etc.: At the conclusion of your active employment, you will deliver appropriate resignations from any and all offices, positions and directorships held with the Company and any and all of its associated or affiliated companies if, as and when requested by the Company.
22.
Return of Company Property: At the end of your employment, or at any other time upon the Company’s request, you shall immediately return all Business Tools,

documents, computer files, data, or other property belonging to the Company, including any Work Product.
23.
Statutory Deductions, etc.: All compensation, benefits and payments provided for in this employment contract shall be subject to normal and applicable statutory deductions and withholding. Unless a contrary intention is stated, all dollar amounts in this employment contract are meant to be in Canadian currency.
24.
Accessibility for Ontarians with Disabilities: The Company is committed to improving accessibility for Ontarians with disabilities and to ensuring that all of our employees have the support and the tools they need to succeed. The Company has developed policies relating to human rights, accessibility and accommodation, and provide all our employees with training on the Accessibility for Ontarians with Disabilities Act, either during orientation and/or on an ongoing basis. If you feel you need accommodation in relation to a disability, or have a question or concern about our policies, please speak to Human Resources.
25.
Employment Standards Act, 2000 Poster: To help ensure that employees understand their rights under the Employment Standards Act, 2000, the Ontario Ministry of Labour has prepared and published a poster entitled “Employment Standards in Ontario”, a copy of which is enclosed.
26.
Governing Law: This employment contract shall be governed by and construed in accordance with the laws of the Province of Ontario.
27.
Independent Legal Advice: You acknowledge that you have read, understand and agree with all of the provisions of this employment contract, and you acknowledge that you have had sufficient opportunity to obtain independent legal advice about it.
28.
Non-Disclosure: Although you are free to discuss the terms and conditions of this conditional offer of employment with your spouse and professional advisors on the condition that they maintain confidentiality (except as required by law), you agree not to discuss your compensation with any current or former employees of the Company, unless doing so is necessary for administrative purposes or to carry out your job duties.
29.
Assignment: You may not assign any of your rights under this employment contract. However, the Company may assign any or all of its rights under this employment contract to any affiliated company or subsequent owner of the Company's business, who will have the right to enforce this employment contract to the same extent as the Company.
30.
Modification: Any modification to this employment contract must be in writing and signed by two senior leaders of the Company, one of whom must be then Director, Human Resources, or it shall have no effect and shall be void.

31.
Entire Agreement: This letter and its enclosures constitute the entire agreement between you and the Company regarding the matters described herein and therein. Any and all previous offers, contracts, agreements or representations, written or oral, express or implied, relating to such matters, are terminated, cancelled or withdrawn. For greater certainty, this promotion offer supersedes and replaces entirely and in every respect the Company’s previous promotion offer to you that was made on July 30, 2021 and revised on August 8, 2021, and accordingly you shall not be entitled to receive any of the compensation, payments or benefits (including the “Signing Bonus”) that were described in that promotion offer. However, nothing herein is intended to release you from any prior obligations, including under any prior employment contracts, to protect the Company’s confidential information and intellectual property, all of which will remain in full force and effect, and will be in addition to any similar obligations of yours as are described in this letter and its enclosures.

This offer of a promotion is open for your acceptance until 9:00 a.m. on September 6, 2021.

Assuming that you are in agreement with all of the above, we would ask that you sign and return the second copy of this letter to Matthew Farrell, as well as an executed “Change in Control Agreement”, by no later than 9:00 a.m. on September 6, 2021.

Mike, congratulations on this achievement and we look forward to your continued success!

Yours very truly,

Matthew T. Farrell

Chairman, President and Chief Executive Officer

Church and Dwight

I have read, understand, and agree with the foregoing and all of the enclosures. I accept the promotion on the terms and conditions described above and in the enclosures hereto.

X

Mike Read

___________________

Date